Exhibit (g)(2)



               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

- - - - - - - - - - - - - - - - - - - - - - - - - - -x
CHARLES MILLER,                                      :
                                                     :
                           Plaintiff,                :
                                                     :
              v.                                     :
                                                     :
DANIEL INDUSTRIES, INC., EMERSUB                     :
LXXIV,  INC., RONALD C. LASSITER,                    :
THOMAS J. KEEFE, MICHAEL M.                          : Civil Action No. 17175
CARROLL, W.A. GRIFFIN, BRIAN E.                      :
O'NEILL, RALPH F. COX, LEO E. LINBECK,               :
JR., NATHAN M. AVERY and GIBSON                      :
GAYLE, JR.,                                          :
                                                     :
                           Defendants.               :
                                                     :
                                                     :
- - - - - - - - - - - - - - - - - - - - - - - - - - -x

                        MOTION FOR EXPEDITED PROCEEDINGS

     Plaintiff, by his attorneys, respectfully moves the Court to schedule his Motion for Preliminary Injunction, served and filed herewith, for a hearing prior to June 15, 1999, the presently scheduled date for the closing of the tender offer (the "Tender Offer") by Emersub LXXIV, Inc. ("Emersub") for all the issued and outstanding shares of Daniel Industries, Inc. ("Daniel") at $21.25 per share. As grounds for this Motion, plaintiff represents as follows:

     1. Plaintiff alleges that he is a stockholder of Daniel. He brings this action on behalf of all Daniel stockholders, contending that the defendant directors of Daniel breached their fiduciary duties to plaintiff and the proposed class by failing to include in materials disseminated to Daniel's shareholders in connection with the Tender Offer information material to the decision facing Daniel's shareholders of whether or not to tender their shares. These allegations are particularized in plaintiff's Class Action Complaint, served and filed on May 21, 1999 (the "Complaint").

     2. Among other things, the Complaint alleges that Emersub's Tender Offer Circular ("14D-1") and Daniel's Solicitation/Recommendation Statement on 14D-9 ("14D-9"), disseminated on or about May 18 and 20, 1999, respectively, omit material information in a number of respects:

     a. The 14D-9 provides Daniel shareholders no information to enable them to understand why the Board decided to sell the Company.

     b. The 14D-9 does not provide Daniel shareholders with any information concerning the range of values for the Company the Board considered. In particular, the Offer documents do not even discuss the types of analysis prepared by the Board's investment advisor, ("Simmons"), such as comparable companies analysis, discounted cash flow analysis and the like, which are customarily prepared in these types of transactions, nor the derived ranges of value.

     c. The Offer states on page 10 that Daniel management provided representatives of Emersub's parent ("Emerson") with certain projections of future operating performance of Daniel through the year 2003. The projections are summarized, and list revenue, net income, cash flow, earnings per share and cash flow per share. A footnote to the projections for 1999 indicate that first quarter 1999 results were lower than anticipated due to "a decline in business activity associated with lower energy prices." However, oil and gas prices since April, 1999 have significantly recovered and are at recent all time highs. Thus, it is unclear what assumptions were made in connection with the projections, and whether the underlying assumptions are reasonable.

     d. The Simmons fairness opinion dated May 12, 1999, which is annexed as an exhibit to the 14D-9, states that the Company's investment advisor relied, in part, upon the information supplied by Daniel and its management as to "certain internal business and financial information relating to the Company, including certain financial forecasts prepared by management of the Company . . . ." It is unclear whether this encompasses additional internal projections. Nonetheless, the Board, in determining to recommend the transaction to Daniel shareholders, reached its conclusion in part on the presentation of Simmons, which "involved a discussion of various analyses, alternative transactions and the written opinion of Simmons that the Offer and the Merger is fair to the stockholders from a financial point view." Yet, the Offer documents do not discuss any analyses or alternative transactions. In fact, the analysis prepared by Simmons and presumably presented to the Board of Directors, which is customarily an exhibit to SEC filings in this type of transaction, is not available and has not been made an exhibit to any of the offer documents. Thus, Daniel stockholders have been completely deprived of any information, known to the defendants, about the anticipated future prospects of the Company or the potential of alternative transactions which the Board considered.

     e. The 14D-9 does not provide Daniel shareholders with information to evaluate whether or not the Emerson transaction is the best transaction available. Daniel




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



shareholders are not told why the Board decided to pursue the Emerson bid as opposed to others. The identity of the other bidders whose interest is briefly noted in the Offer documents, and the amount or nature of any competing bid, have not been disclosed.

     3. In short, the Complaint alleges that Daniel's shareholders are being denied the opportunity to make an informed judgment on the Tender Offer. Accordingly, plaintiff seeks a preliminary injunction against completion of the Tender Offer. This Court has previously held that lack of complete information in connection with a Tender Offer can constitute irreparable injury sufficient to warrant preliminary injunctive relief. See, e.g., Joseph v. Shell Oil Company, Del. Ch., 482 A.2d 335 (1984).

     4. Since the Tender Offer is scheduled to close on June 15, 1999, plaintiff requests that the Court hear his preliminary injunction motion sufficiently prior to that date to permit a decision and Order if the Court is persuaded the Tender Offer should be enjoined.

     5. Plaintiff has not previously applied for this relief.

     WHEREFORE, plaintiff respectfully requests the Court to enter an Order in the form attached hereto.

                                 ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.


                                 By: /s/ Norman M. Monhait
                                    -------------------------------------------
                                      Suite 1401, Mellon Bank Center
                                      P.O. Box 1070
                                      Wilmington, DE 19899-1070
                                      (302) 656-4433

                                      Attorneys for Plaintiff

OF COUNSEL:

GOODKIND LABATON RUDOFF
 & SUCHAROW LLP
Suite 1200
100 Park Avenue
New York, NY 10017-5563
(212) 907-0700

May 21, 1999



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


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

- - - - - - - - - - - - - - - - - - - - - - - - - - -x
CHARLES MILLER,                                      :
                                                     :
                           Plaintiff,                :
                                                     :
              v.                                     :
                                                     :
DANIEL INDUSTRIES, INC., EMERSUB                     :
LXXIV,  INC., RONALD C. LASSITER,                    :
THOMAS J. KEEFE, MICHAEL M.                          : Civil Action No. 17175
CARROLL, W.A. GRIFFIN, BRIAN E.                      :
O'NEILL, RALPH F. COX, LEO E. LINBECK,               :
JR., NATHAN M. AVERY and GIBSON                      :
GAYLE, JR.,                                          :
                                                     :
                           Defendants.               :
                                                     :
                                                     :
- - - - - - - - - - - - - - - - - - - - - - - - - - -x

                                     ORDER
                                     -----

     Upon plaintiff's Motion for Expedited Proceedings and for good cause shown, subject to further Order of the Court upon timely application, IT IS this ____ day of May, 1999, ORDERED:

     1. Plaintiff's application for preliminary injunction shall be heard on June __, 1999, at ______ _.m.

     2. Counsel for the parties shall confer promptly concerning a discovery and briefing schedule for the preliminary injunction motion and present it to the Court for approval.

                                        _______________________________________
                                                  Vice Chancellor